EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

RBSACQ, INC.

and

SASSY, INC. and its SHAREHOLDERS

Dated July 26, 2002

TABLE OF CONTENTS

1.	DEFINITIONS AND USAGE
	1.1.	Definitions.
	1.2.	Usage.

2.	SALE AND TRANSFER OF ASSETS; CLOSING
	2.1.	Assets to Be Sold.
	2.2.	Excluded Assets.
	2.3.	Consideration.
	2.4.	Liabilities.
	2.5.	Allocation.
	2.6.	Closing.
	2.7.	Closing Obligations.
	2.8.	Adjustment Amount, EBITDA Adjustment Amount and Payment.
	2.9.	Adjustment Procedures.
	2.10.	Consents.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS.
	3.1.	Organization and Good Standing.
	3.2.	Enforceability; Authority; No Conflict.
	3.3.	Capitalization.
	3.4.	Financial Statements.
	3.5.	Books and Records.
	3.6.	Sufficiency of Assets.
	3.7.	Description of Owned Real Property.
	3.8.	Description of Leased Real Property.
	3.9.	Title to Assets; Encumbrances.
	3.10.	Condition of Facilities.
	3.11.	Accounts Receivable.
	3.12.	Inventories.
	3.13.	No Undisclosed Liabilities.
	3.14.	Taxes.
	3.15.	No Material Adverse Change.
	3.16.	Employee Benefits.
	3.17.	Compliance With Legal Requirements; Governmental Authorizations.
	3.18.	Legal Proceedings; Orders.
	3.19.	Absence of Certain Changes and Events.
	3.20.	Contracts; No Defaults.
	3.21.	Insurance.
	3.22.	Environmental Matters.
	3.23.	Employees.
	3.24.	Labor Disputes; Compliance.

i

	3.25.	Intellectual Property Assets.
	3.26.	Compliance With the Foreign Corrupt Practices Act and Export Control and Anti–boycott Laws.
	3.27.	Euro-Affected Products and Services.
	3.28.	Relationships With Related Persons.
	3.29.	Brokers or Finders.
	3.30.	Solvency.
	3.31.	Disclosure.
	3.32.	Collective Bargaining Agreement.
	3.33.	Addition.
	3.34.	Procter & Gamble
	3.35.	I-9 Forms

4.	REPRESENTATIONS AND WARRANTIES OF BUYER.
	4.1.	Organization and Good Standing.
	4.2.	Authority; No Conflict.
	4.3.	Certain Proceedings.
	4.4.	Operation of Buyer.
	4.5.	Sufficient Resources.
	4.6.	Brokers or Finders.

5.	COVENANTS OF SELLER PRIOR TO CLOSING.
	5.1.	Access and Investigation.
	5.2.	Operation of the Business of Seller.
	5.3.	Negative Covenant.
	5.4.	Required Approvals.
	5.5.	Notification.
	5.6.	No Negotiation.
	5.7.	Best Efforts.
	5.8.	Payment of Liabilities.
	5.9.	Change of Name.
	5.10.	Current Evidence of Title.

6.	COVENANTS OF BUYER PRIOR TO CLOSING.
	6.1.	Required Approvals.
	6.2.	Notification.
	6.3.	Best Efforts.

7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.
	7.1.	Accuracy of Representations.
	7.2.	Seller’s Performance.
	7.3.	Consents.
	7.4.	Additional Documents.
	7.5.	No Proceedings.
	7.6.	No Conflict.
	7.7.	Title Insurance.
	7.8.	Governmental Authorizations
	7.9.	Environmental Report.
	7.10.	Employees.

	7.11.	Due Diligence Review.
	7.12.	Required Approvals.
	7.13.	Resignation.
	7.14.	Notice.
	7.15.	MAM Agreement.
	7.16.	Intellectual Property Forms.

8.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.
	8.1.	Accuracy of Representations.
	8.2.	Buyer’s Performance.
	8.3.	Additional Documents.
	8.4.	No Injunction.

9.	TERMINATION.
	9.1.	Termination Events.
	9.2.	Effect of Termination.

10.	ADDITIONAL COVENANTS.
	10.1.	Employees and Employee Benefits.
	10.2.	Payment of All Taxes Resulting From Sale of Assets by Seller.
	10.3.	Payment of Other Retained Liabilities.
	10.4.	Restrictions on Seller Dissolution and Distributions.
	10.5.	Removing Excluded Assets.
	10.6.	Reports and Returns.
	10.7.	Assistance in Proceedings.
	10.8.	Noncompetition, Nonsolicitation and Nondisparagement.
	10.9.	Customer and Other Business Relationships.
	10.10.	Retention of and Access to Records.
	10.11.	Kentwood Operations.
	10.12.	Insurance.
	10.13.	Further Assurances.
	10.14.	Post-Closing Payments.
	10.15.	MAM Agreement.
	10.16.	Escrow.
	10.17.	Straub Assignments.
	10.18.	K-Mart.
	10.19.	Escrow Trust Instructions.
	10.20.	Letter of Credit.

11.	INDEMNIFICATION; REMEDIES.
	11.1.	Survival.
	11.2.	Indemnification and Reimbursement by Seller and Shareholders.
	11.3.	Indemnification and Reimbursement by Seller and Shareholders — Environmental Matters.
	11.4.	Indemnification and Reimbursement by Buyer.
	11.5.	Limitations on Amount — Seller and Shareholders.
	11.6.	Limitations on Amount — Buyer.
	11.7.	Time Limitations.
	11.8.	Third-Party Claims.
	11.9.	Other Claims.

12.	CONFIDENTIALITY.
	12.1.	Definition of Confidential Information.
	12.2.	Restricted Use of Confidential Information.
	12.3.	Exceptions.
	12.4.	Legal Proceedings.
	12.5.	Return or Destruction of Confidential Information.
	12.6.	Attorney-Client Privilege.

13.	GENERAL PROVISIONS.
	13.1.	Expenses.
	13.2.	Public Announcements.
	13.3.	Notices.
	13.4.	Jurisdiction; Service of Process.
	13.5.	Enforcement of Agreement.
	13.6.	Waiver; Remedies Cumulative.
	13.7.	Entire Agreement and Modification.
	13.8.	Schedules.
	13.9.	Assignments, Successors and No Third-Party Rights.
	13.10.	Severability.
	13.11.	Construction.
	13.12.	Governing Law.
	13.13.	Execution of Agreement.
	13.14.	Shareholder Obligations.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated July 26, 2002, by and among RBSACQ, Inc., a Delaware corporation (“Buyer”); Sassy, Inc., an Illinois corporation (“Seller”); Robert Kaplan, a resident of Wyoming (“Kaplan”); Fritz Hirsch, a resident of Illinois (“Hirsch”); Steve Rotblatt, a resident of Illinois (“Rotblatt”); and Homer Douglas, a resident of Michigan (“Douglas”) (Kaplan, Hirsch, Rotblatt and Douglas are referred to herein as “Shareholders”).

RECITALS

Shareholders own one hundred percent of the issued and outstanding shares of capital stock of Seller.  Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms and conditions set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1.                                      DEFINITIONS AND USAGE

1.1. Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” — (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Active Employees” — as defined in Section 10.1(a).

“Adjustment Amount” — as defined in Section 2.8.

“Appurtenances” — all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assets” — as defined in Section 2.1.

“Assignment and Assumption Agreement” — as defined in Section 2.7(a)(ii).

“Assumed Liabilities” — as defined in Section 2.4(a).

“Balance Sheet” — as defined in Section 3.4.

“Bargaining Unit Employees” — as defined in Section 10.1(f).

“Basket” — as defined in Section 11.5.

“Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any material change to its business, expend any material funds or incur any other material burden.

“Bill of Sale” — as defined in Section 2.7(a)(i).

“Bulk Sales Laws” — as defined in Section 5.8.

“Business Day” — any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New Jersey or Illinois are permitted or required to be closed.

“Buyer” — as defined in the first paragraph of this Agreement.

“Cap” — as defined in Section 11.5.

“Buyer Contact” — as defined in Section 12.2(a).

“Buyer Indemnified Persons” — as defined in Section 11.2.

“Cash Consideration” — as defined in Section 2.3.

“Closing” — as defined in Section 2.6.

“Closing Balance Sheet” — as defined in Section 2.9(b).

“Closing Date” — the date on which the Closing actually takes place.

“Closing Income Statement” — as defined in Section 2.9(b).

“Closing Working Capital” — as defined in Section 2.9(b).

“COBRA” — the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar applicable state law.

“Code” — the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” — as defined in Section 10.1(f).

“Confidential Information” — as defined in Section 12.1.

“Consent” — any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” — all of the transactions contemplated by this Agreement.

“Contract” — any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), including open purchase and sale orders.

“Copyrights” — as defined in Section 3.25(a)(iii).

“Damages” — as defined in Section 11.2.

“Disclosing Party” — as defined in Section 12.1(a).

“EBITDA” — with respect to the Seller, at the time of determination, the earnings of the Seller before interest, income taxes, depreciation and amortization.

“EBITDA Adjustment Amount” — as defined in Section 2.8(b).

“Employee Plans” — as defined in Section 3.16(a).

“Employment Agreements” — the Hirsch Employment Agreement, the Rotblatt Employment Agreement and the Douglas Employment Agreement.

“Encumbrance” — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” — any cost, damages, expense, liability, obligation or other responsibility required under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:  (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);  (b) any fine, penalty, judgment, award, settlement, legal or administrative Proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense required under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility imposed under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions required by any Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.  The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA).

“Environmental Law” — any Legal Requirement in effect as of the Closing Date, relating to public health or safety, worker health or safety, pollution or protection of human health or the Environment, including natural resources, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq. and any similar or implementing federal, state or local law, which governs: (a) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property; (b) the emission or discharge of Hazardous Materials into the Environment; (c) the control of Hazardous Materials; or (d) the use, generation, or transport, treatment, storage, disposal, removal, recycling, handling, or recovery of Hazardous Materials.

“ERISA” — the Employee Retirement Income Security Act of 1974.

“Excluded Assets” — as defined in Section 2.2.

“Facilities” — any Real Property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.7.  Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 3.22 and 11.3, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property owned, used or operated by Seller at the respective locations of the Real Property specified in Section 3.7.

“GAAP” — generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

“Governing Documents” — with respect to a party hereto, (a) the articles or certificate of incorporation and the bylaws of such Person; (b) all stockholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person or relating to the rights, duties and obligations of the stockholders of such Person; and (c) any amendment or supplement to any of the foregoing.

“Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any:  (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government or political subdivision thereof; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Ground Lease” — any long–term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property” — any land, improvements and appurtenances subject to a Ground Lease in favor of Seller.

“Guarantee” — as defined in Section 4.2.

“Hazardous Activity” — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment.

“Hazardous Material” — any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos–containing material or asbestos–containing material, urea formaldehyde and polychlorinated biphenyls.

“HSR Act” — the Hart–Scott–Rodino Antitrust Improvements Act of 1976.

“Improvements” — all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

“Indemnified Person” — as defined in Section 11.8.

“Indemnifying Person” — as defined in Section 11.8.

“Independent Accountants” — as defined in Section 2.9(b).

“Initial Working Capital” — $12,000,000, as calculated pursuant to the methodology set forth in Schedule 2.9(b).

“Intellectual Property Assets” — as defined in Section 3.25(a).

“Interim Balance Sheet” — as defined in Section 3.4.

“Inventories” — all inventories owned by Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury, and any successor entities thereof.

“Kentwood Operations” — the receiving, packaging, warehousing, shipping, quality inspection, inventory control, marketing, research and development, engineering, customer service, consumer relations, information systems and financial and administrative functions currently conducted by Seller in the Kentwood, Michigan facility of Seller.

“Knowledge” — an individual will be deemed to have Knowledge of a particular fact or other matter if:  (a) that individual is actually aware of that fact or matter; or (b) that individual would discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

Seller will be deemed to have Knowledge of a particular fact or other matter if any of Kaplan, Hirsch, Rotblatt, Douglas, Torjus Lundevall or Phil Minster had Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by Seller.  Buyer will be deemed to have Knowledge of a particular fact or other matter if either of Tom Bowles or John Wille had Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by Buyer.

“Land” — all parcels and tracts of land in which Seller has an ownership interest in fee.

“Lease” — any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, code, regulation, statute or treaty.

“Letters of Credit” — as defined in Section 7.4(b).

“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“MAM Agreement” — the Distribution Agreement, dated June 15, 2000, between Seller and MAM Babyartikel G.M.B.H. (“MAM”).

“Marks” — as defined in Section 3.25(a)(i).

“Material Consents” — as defined in Section 7.3.

“Noncompetition Agreement” — as defined in Section 2.7(a)(vii).

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.

“Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Patents” — as defined in Section 3.25(a)(ii).

“Permitted Encumbrances” — as defined in Section 3.9.

“Permitted Real Estate Encumbrances” — as defined in Section 3.9(b).

“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Product Liability Insurance Policies” — as defined in Section 10.12.

“Purchase Price” — as defined in Section 2.3.

“RB” — as defined in Section 4.2.

“Real Property” — the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Real Property Lease” — any Ground Lease or Space Lease.

“Receiving Party” — as defined in Section 12.1(a).

“Related Person” —

With respect to a particular individual: (a) each other member of such individual’s Family; and (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family.

With respect to a specified Person other than an individual:  any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person.

For purposes of this definition the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual.

“Release” — any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal or leaching on or into the Environment or into or out of any property.

“Remedial Action” — all actions, including any capital expenditures, required under Environmental Law (a) to clean up, remove, treat or in any other way address any Hazardous Material; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material; (c) to perform pre–remedial studies and investigations or post–remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities” — as defined in Section 2.4(b).

“Seller” — as defined in the first paragraph of this Agreement.

“Seller Contract” — any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Shareholders” — as defined in the first paragraph of this Agreement.

“Space Lease” — any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” — all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” — any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” — a Person that is not a party to this Agreement.

“Third–Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” — a reasonable likelihood of a Release that can reasonably be expected to require action pursuant to any applicable Legal Requirement in order to prevent or mitigate damage to the Environment that may result from such Release.

“Title Commitment” — as defined in Section 5.10(a).

“Title Insurer” — as defined in Section 5.10(a).

“Title Objection” — as defined in Section 5.10(c).

“Twelve Month EBITDA” — as defined in Section 2.8(b).

“Union” — as defined in Section 10.1(f).

“WARN Act” — as defined in Section 10.1(c).

“Working Capital” — as defined in Section 2.9(a).

1.2. Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)           reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(vi)          “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)        “or” is used in the inclusive sense of “and/or”;

(ix)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)           Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.             SALE AND TRANSFER OF ASSETS; CLOSING

2.1. Assets to Be Sold.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title  and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a)           all Real Property, including the Real Property described on Schedule 3.7 and the Real Property Leases described on Schedule 3.8;

(b)           all Tangible Personal Property, including those items described on Schedule 2.1(b);

(c)           all Inventories;

(d)           subject to Section 2.10(c), all Accounts Receivable;

(e)           all Seller Contracts, including those listed on Schedule 3.20(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(f)            all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed on Schedule 3.17(b);

(g)           all data and records related to the operations of Seller, including client and customer lists, supplier lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to Legal Requirements, copies of all personnel records and other records described in Section 2.2(g);

(h)           all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed on Schedules 3.25(d), (e), (f), (g) and (h);

(i)            all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date;

(j)            all claims of Seller against Third Parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed on Schedule 2.1(j); and

(k)           all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed on Schedule 2.2(d) and that are not excluded under Section 2.2(h).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2. Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)           all cash, cash equivalents and short-term investments;

(b)           all minute books, stock records and corporate seals;

(c)           the shares of capital stock of Seller held in treasury;

(d)           those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed on Schedule 2.2(d);

(e)           all insurance policies and rights thereunder (except to the extent specified in Sections 2.1(i) and (j) and 7.4(c));

(f)            all of the Seller Contracts listed on Schedule 2.2(f);

(g)           all personnel records and other records that Seller is required by law to retain in its possession;

(h)           all claims for refund of Taxes and other Governmental Body charges of whatever nature, including, without limitation, the anticipated duty refund in connection with customs duties paid under the MAM Agreement prior to the Closing Date;

(i)            all rights in connection with and assets of the Employee Plans;

(j)            all rights of Seller under this Agreement, the Bill of Sale and the Assignment and Assumption Agreement; and

(k)           the property and assets expressly designated on Schedule 2.2(k).

2.3. Consideration.

(a)           The aggregate consideration for the Assets (the “Purchase Price”) will be (x) $44,990,000 (the “Cash Consideration”), plus or minus the Adjustment Amount, (y) the EBITDA Adjustment Amount, if any, and (z) the assumption of the Assumed Liabilities.

(b)           In accordance with Section 2.7(b), at the Closing, Buyer shall deliver to Seller (i) the Cash Consideration by wire transfer and (ii) an executed Assignment  and Assumption Agreement.  The Adjustment Amount and the EBITDA Adjustment, if any, shall be paid in accordance with Section 2.8 below.

(c)           In addition, the Buyer will establish the Cash Bonus plan described in Exhibit 8.3(b)(i) and the EBITDA Earnout plan described in Exhibit 8.3(b)(ii).

2.4. Liabilities.

(a)           Assumed Liabilities.  On the Closing Date, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)            any trade account payable reflected on the Closing Balance Sheet (as defined in Section 2.9(b) below) (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) that remains unpaid at and is not delinquent as of the Closing Date;

(ii)           any Liability arising after the Closing Date under (w) the Seller Contracts described on Schedule 3.20(a), including any liability under the Mam Agreement arising out of the matter described on Item 1 of Schedule 3.13, other than the excluded Seller Contracts described on Schedule 2.2(f); (x) purchase or sale orders or supplier purchase orders entered into by Seller in the ordinary course of business, consistent with past practice; and (y) Seller Contracts affecting the ownership or leasing any interest in real or personal property (including personal property leases and installment and conditional sales agreements) having a value per item or aggregate payments of less than $20,000 or with a term of less than one year, entered into in the ordinary course of business, consistent with past practice, and in each case, any amendments thereto or arising out of or relating to a breach by Seller that occurred prior to the Closing Date);

(iii)          any Liability of Seller arising after the Closing Date under any Seller Contract included in the Assets that is entered into by Seller after the date hereof in accordance with past practice and in the ordinary course of business (other than any Liability arising out of or relating to a breach by Seller that occurred prior to the Closing Date);

(iv)          Liabilities listed on Schedule 2.4(b)(vii); and

(v)           two-thirds of any Liabilities with respect to preference claims arising as a result of the K-Mart bankruptcy, which shall in no event exceed $255,425.

(b)           Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, and notwithstanding anything to the contrary in Section 2.4(a), shall include, without limitation:

(i)            subject to Sections 10.12, 11.2(e), 11.4(g) and 11.5 of this Agreement, any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing Date other than to the extent assumed under Section 2.4(a)(ii);

(ii)           any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Closing Date but that arises as a result of any breach that occurred prior to the Closing Date;

(iii)          any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement imposed on Seller by applicable Legal Requirements and (C) any deferred Taxes of any nature, except for any Taxes set forth on the Closing Balance Sheet;

(iv)          any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(v)           any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business prior to the Closing Date or Seller’s leasing, ownership or operation of real property;

(vi)          any Liability under the Employee Plans or to the extent not accrued as a current liability on the Closing Balance Sheet, relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(vii)         except as set forth on Schedule 2.4(b)(vii), any Liability under any employment, severance, retention or termination Contract with any employee of Seller or any of its Related Persons;

(viii)        any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(ix)           any Liability of Seller to any Shareholder or Related Person of Seller or any Shareholder;

(x)            any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xi)           any Liability to distribute to any of Seller’s Shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii)          any Liability arising out of any Proceeding pending as of the Closing Date;

(xiii)         any Liability arising out of any Proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date, except to the extent expressly assumed hereunder;

(xiv)        any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv)         any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xvi)        any Liability of Seller based upon Seller’s acts or omissions, or arising out of or in connection with the business conducted by Seller, occurring prior to the Closing Date, except to the extent expressly assumed hereunder;

(xvii)       any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing Date;

(xviii)      any Liability of Seller to RBK Management Company; and

(xix)         any Liability incurred by Seller relating to any duties on tooling located in foreign countries.

2.5. Allocation.  The Purchase Price shall be allocated in accordance with the determination of a reputable valuation firm designated mutually by the Seller and the Buyer (at Buyer’s expense). After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified by such valuation firm for all Tax purposes and in all filings, declarations  and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  Buyer shall prepare and deliver IRS Form 8594 to Seller within seventy-five (75) days after the Closing Date to be filed with the IRS.  In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholders shall contend or represent that such allocation is not a correct allocation.

2.6. Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Kaye Scholer LLP at 425 Park Avenue, New York, NY 10022, commencing at 10:00 a.m. (local time) on the later of (a) July 26, 2002, or (b) the date that is five (5) Business Days following the satisfaction or waiver of all conditions to Closing hereunder unless Buyer and Seller otherwise agree.  Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7. Closing Obligations.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)           Seller and Shareholders, as the case may be, shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)            a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)           an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain

Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)          for each interest in Real Property identified on Schedules 3.7 and 3.8, a recordable warranty deed, an Assignment and Assumption of Lease in the form of Exhibit 2.7(a)(iii) or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

(iv)          assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents, Copyrights and Net Names in the form of Exhibit 2.7(a)(iv) executed by Seller;

(v)           such other deeds, bills of sale, assignments, certificates of title, documents  and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi)          (1)           an employment agreement in the form of Exhibit 2.7(a)(vi)(1), executed by Hirsch (the “Hirsch Employment Agreement”);

(2)           an employment agreement in the form of Exhibit 2.7(a)(vi)(2), executed by Rotblatt (the “Rotblatt Employment Agreement”);

(3)           an employment agreement in the form of Exhibit 2.7(a)(vi)(3), executed by Douglas (the “Douglas Employment Agreement”);

(vii)         a noncompetition agreement in the form of Exhibit 2.7(a)(vii), executed by Kaplan (the “Noncompetition Agreement”);

(viii)        a certificate executed by Seller and each Shareholder as to the accuracy of their representations and warranties as of the date of this Agreement  and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;  and

(ix)           a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body.

(b)           Buyer shall deliver to Seller and Shareholders, as the case may be:

(i)            the Cash Consideration by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) Business Days prior to the Closing Date;

(ii)           the Assignment and Assumption Agreement executed by Buyer;

(iii)          the Employment Agreements executed by Buyer;

(iv)          the Noncompetition Agreement executed by Buyer;

(v)           a certificate executed by Buyer as to the accuracy of its representations  and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and

(vi)          a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors and shareholders, if required, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.8. Adjustment Amount, EBITDA Adjustment Amount and Payment.

(a)           Adjustment Amount.  Subject to Section 2.10(c), the “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting Closing Working Capital (as determined in accordance with Section 2.9(b) below) from Initial Working Capital.  If the Adjustment Amount is positive, the Adjustment Amount shall be paid by wire transfer by Seller to an account specified by Buyer, and if the Adjustment Amount is negative,  the absolute value of the Adjustment Amount shall be paid by wire transfer by Buyer to an account specified by Seller.  Within three Business Days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties pursuant to Section 2.9(b), Seller or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.8.

(b)              EBITDA Adjustment Amount If the EBITDA of Seller for the twelve months (to the day) immediately preceding the Closing Date (the “Twelve Month EBITDA”) is greater than $7.277 million, an amount (the “EBITDA Adjustment Amount”) equal to the lesser of $2 million and the amount, determined by the following calculation:  (Twelve Month EBITDA minus $7.277 million) times 6.184, shall be paid by Buyer to Seller by wire transfer within three Business Days after the calculation thereof becomes binding and conclusive on the parties pursuant to Section 2.9(c).  The calculation of the Twelve Month EBITDA shall be computed taking into account the following add-back items to net income used in calculating EBITDA for the Seller for the year ended December 31, 2001, which, taking into account a LIFO adjustment of $188,314, resulted in EBITDA of $7,096,008 for such year; provided, however, that (x) in the case of point-in-time events resulting in an add-back item, such add-back item shall only be included to the extent that the corresponding event occurred during the twelve-month period (to the day) immediately preceding the Closing Date, and (y) in the case of ratable events resulting in an add-back item, only the portion of such add-back item accruing during the twelve-month period (to the day) immediately preceding the Closing Date shall be included.  Such add-backs to net income in 2001 are as follows: (i) management fees of $1,341,250; (ii) tooling costs of $163,805 (such costs were expensed, not capitalized); (iii) excess compensation of $250,000; (iv) interest expense of $702,084; (v) depreciation of $315,847; (vi) taxes of $104,576; (vii) $220,370 of goods shipped to Kmart and written off; (viii) a LIFO adjustment equal to (x) $188,314 minus (y) the lesser of (1) $94,157 and (2) 50% of the amount, if any, by which Twelve Month EBITDA would exceed $7.277 million if the add-back provided by this clause (viii) were $188,314; (ix) $64,000 in costs relating to an unconsummated acquisition; and (x) $83,411 from a MAM goods pricing adjustment for the fiscal year ended December 31, 2000.  Such add-backs to net income in 2002 are as follows:  (i) management fees; (ii) tooling costs (that are expensed, not capitalized); (iii) excess compensation; (iv) interest expense; (v) depreciation; (vi) taxes; (vii) unconsummated acquisition costs and 50% of the costs directly associated with the Contemplated Transactions; and (viii) a LIFO adjustment, all as calculated in accordance with past practice.

2.9. Adjustment Procedures.

(a)           “Working Capital” as of a given date shall mean the amount calculated by subtracting the current liabilities (accounts payable and accrued liabilities) of Seller included in the Assumed Liabilities as of that date from the current assets of Seller included in the Assets as of that date.

(b)           Adjustment Amount.

(i)            Seller shall prepare a balance sheet (“Closing Balance Sheet”) and income statement (“Closing Income Statement”) of Seller as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date, all in accordance with GAAP.  The Closing Balance Sheet shall reflect the results of a physical inventory to be conducted by Seller, effective as of the Closing Date.  Buyer shall be present for such physical inventory and the parties shall mutually agree to the methods and results thereof.  Seller shall then determine the Working Capital as of the Closing Date, plus half the amount of capital expenditures set forth on Schedule 2.9(b) (the “Closing Working Capital”) based upon the Closing Balance Sheet and Closing Income Statement and using the same methodology as was used to calculate the Initial Working Capital, as set forth on Schedule 2.9(b)(i).  Seller shall deliver the Closing Balance Sheet, Closing Income Statement and its determination of the Closing Working Capital to Buyer within ninety (90) days following the Closing Date.  In preparing the Closing Balance Sheet, Closing Income Statement and Closing Working Capital, Buyer

agrees that Seller may use Buyer’s employees (former Seller employees) and records during normal business hours, upon reasonable advance notice, to facilitate such preparation, provided that any such use shall not interfere to any significant extent with the normal operations of Buyer and/or its business.

(ii)           In connection with its review of the Closing Balance Sheet and the Closing Income Statement, Buyer shall have the right to audit such statements and determinations, and Seller agrees to cooperate with Buyer during the preparation thereof to accommodate any such audit.  If within thirty (30) days following delivery of the Closing Balance Sheet, Closing Income Statement and the Closing Working Capital calculation Buyer has not given Seller written notice of its objection as to the Closing Working Capital calculation (which notice shall state in reasonable detail the basis of Buyer’s objection), then the Closing Working Capital calculated by Seller shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(iii)          If Buyer timely gives Seller such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Income Statement and the calculation of the Closing Working Capital in good faith within thirty (30) days of Seller’s receipt of Buyer’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to PriceWaterhouseCoopers (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 2.9(b).  If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) if the determinations of either party differ from those of the Independent Accountants by more than 15%, such party shall pay the fees and costs of the Independent Accountants and the costs and expenses, including reasonable attorney’s fees, of the other party; if the determinations of both parties differ from those of the Independent Accountants by either (i) 15% or less, or (ii) more than 15%, Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination, and each party shall pay its own costs and expenses.

(c)           EBITDA Adjustment Amount.

(i)            Seller shall determine (x) the Twelve Month EBITDA and (y) the EBITDA Adjustment Amount, if any, in accordance with the provisions of

Section 2.8(b).  Seller shall deliver such determinations, including a description of the basis upon which such determination was made, to Buyer within ninety (90) days following the Closing Date.  In determining the Twelve Month EBITDA and the EBITDA Adjustment Amount, if any, Buyer agrees that Seller may use Buyer’s employees (former Seller employees) and records during normal business hours, upon reasonable advance notice, to facilitate such preparation, provided that any such use shall not interfere to any significant extent with the normal operations of Buyer and/or its business.

(ii)           If within thirty (30) days following delivery of such determinations, Buyer has not given Seller written notice of its objection thereto (which notice shall state in reasonable detail the basis of Buyer’s objection), then such determinations shall be binding and conclusive on the parties.

(iii)          If Buyer timely gives Seller such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the determination of the Twelve Month EBITDA and the EBITDA Adjustment Amount in good faith within thirty (30) days of Seller’s receipt of Buyer’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to the Independent Accountants for resolution applying the principles, policies and practices referred to in herein and in Section 2.8(b).  If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Twelve Month EBITDA and the EBITDA Adjustment Amount; and (iii) if the determinations of either party differ from those of the Independent Accountants by more than 15%, such party shall pay the fees and costs of the Independent Accountants and the costs and expenses, including reasonable attorney’s fees, of the other party; if the determinations of both parties differ from those of the Independent Accountants by either (i) 15% or less, or (ii) more than 15%, Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination, and each party shall pay its own costs and expenses.

2.10.                     Consents.

(a)           If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such

Material Consent and either:  (i) elect to have Seller continue its efforts to obtain the Material Consents; or (ii) elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

(b)           If Buyer waives the closing condition as to any Material Consent and elects to have Seller continue its efforts to obtain such Material Consent and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable.  Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder).  Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

(i)            If there are any Consents listed on Exhibit 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing (the “Restricted Nonmaterial Contracts”), Buyer shall, at the Closing, accept the assignment of such Restricted Nonmaterial Contracts, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contracts shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement.

(c)           Notwithstanding anything to the contrary contained herein, the assignment of the right to receive payments under the Wal-Mart Stores, Inc. Vendor Agreement between Wal-Mart Stores, Inc. and the Seller (the “Walmart Agreement”) shall not be effective until the 30th day after notice has been given to Walmart Stores, Inc., under the Walmart Agreement Standards for Vendors, under the section titled “Notice Regarding Assignment of Accounts” (the “WM Assignment Effective Date”).  During the period between the Closing Date and the WM Assignment Effective Date, Seller agrees to pay an amount to the Buyer, as and when collected, equal to the amount of any receivables collected under the WalMart Agreement (the “Receivables Amount”), without regard to when such receivables arose.  For purposes of calculating the Adjustment Amount under Section 2.8, Working Capital shall be calculated to include as an asset (i) any accounts receivable attributable to the Walmart Agreement on the Closing Date, as shown on the Closing Balance Sheet that remain outstanding and are assigned to Buyer on the WM Assignment Effective Date plus (ii) any payments made to Buyer in respect of any Receivable Amount pursuant to the preceding sentence in respect of collections of receivables outstanding on the Closing Date, and the calculation of Working Capital shall not include as an asset any other receivables under the Walmart Agreement.  Seller agrees that no Receivable Amount shall be distributed to any Shareholder prior to the WM Assignment Effective Date.

3.                                      REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS.

Seller represents and warrants, jointly and severally, and each Shareholder represents and warrants, severally, to Buyer as follows:

3.1. Organization and Good Standing.

(a)           Schedule 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence to be so qualified would not have a material adverse effect on the business, operations, assets, results of operations or condition (financial or other) of Seller.

(b)           Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Schedule 3.1(b).

(c)           Seller has no Subsidiary nor does it own any shares of capital stock or other securities of any other Person.

3.2. Enforceability; Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms, except to the extent that enforceability is limited by the laws of bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies, or by equitable principles.  Upon the execution and delivery by Seller and Shareholders of the Employment Agreements, the Noncompetition Agreement and each other agreement to be executed or delivered by any or all of Seller and Shareholders at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholders, enforceable against each of them in accordance with its terms, except to the extent that enforceability is limited by the laws of bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies, or by equitable principles. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and, at Closing, the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and, at Closing, the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by the Shareholders and Seller’s board of directors.  Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such Shareholder is a party and to perform his obligations hereunder and thereunder.

(b)           Except as set forth on Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors of the Seller or the Shareholders;

(ii)           breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or either Shareholder, or any of the Assets, may be subject;

(iii)          contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv)          cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v)           breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract of an amount or value in excess of $25,000;

(vi)          result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii)         result in any Shareholder of the Seller having the right to exercise dissenters’ appraisal rights.

(c)           Except as set forth on Schedule 3.2(c), neither Seller nor any Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3. Capitalization.  The authorized equity securities of Seller consist of 10,000 shares of common stock, par value one dollar per share, of which 1,200 shares are issued and outstanding, 960 of which are owned by Kaplan, 120 of which are owned by Hirsch, 60 of which are owned by Rotblatt and 60 of which are owned by Douglas.  Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the shares owned by each of them, free and clear of all Encumbrances.  There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller.  Other than the Shareholders, no other Person owns, holds or has the right to acquire any equity securities or other securities of Seller.

3.4. Financial Statements.  Seller has delivered to Buyer:  (a) an unaudited (but reviewed by Friduss, Lukee, Schiff & Co., P.C., the independent certified public accountants of the Seller (“Reviewed”)) balance sheet of Seller as at December 31, 2001 (including the notes thereto, the “Balance Sheet”), and the related Reviewed unaudited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, (b) Reviewed balance sheets of Seller as at December 31 in each of the fiscal years 1998 through 2000, and the related Reviewed statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto; and (c) an unaudited balance sheet of Seller as at March 31, 2002, (the “Interim Balance Sheet”) and the related unaudited statement of income for the three months then ended, certified by Seller’s chief financial officer.  Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller, as applicable, as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be significant) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet).  The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as set forth on Schedule 3.4 or as disclosed in the notes to such financial statements.  The financial statements have been and will be prepared from and are in accordance with the accounting records of Seller.  Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors during the thirty-six (36) months preceding the execution of this Agreement, together with copies of any responses thereto.

3.5. Books and Records.  The books of account and other financial records of Seller, all of which have been made available to Buyer, are complete and correct, in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls.  The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete, in all material respects, records of all meetings held of, and corporate action taken by, the Shareholders, the board of directors and any committees of the board of directors of Seller, and no meeting of any such Shareholders, board of directors or committee at which action has been taken to obligate the Seller or subject the Seller to any liability after the date hereof has been held for which minutes have not been prepared or are not contained in such minute books.

3.6. Sufficiency of Assets.  Except as set forth on Schedule 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

3.7. Description of Owned Real Property.  Schedule 3.7 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has an ownership interest in fee.

3.8. Description of Leased Real Property.  Schedule 3.8 contains a street address of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.

3.9. Title to Assets; Encumbrances.

(a)           Seller owns good and marketable title to its respective estates in the Real Property, free and clear of any Encumbrances, other than:  (i) liens for Taxes for the current tax year which are not yet due and payable; and (ii) those described on Schedule 3.9(a)(i) (“Real Estate Encumbrances”).  True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer.  Seller warrants to Buyer that, at the time of Closing, the Real Property shall be free and clear of all Real Estate Encumbrances other than those identified on Schedule 3.9(a)(ii) as acceptable to Buyer (“Permitted Real Estate Encumbrances”), it being understood by the parties that, except for liens for Taxes for the current year which are not yet due and payable, any liens against the Real Property that are capable of discharge with the payment of money shall not constitute Permitted Real Estate Encumbrances.

(b)           Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described on Schedule 3.9(b)(i) (“Non-Real Estate Encumbrances”).  Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Schedule 3.9(b)(ii) as acceptable to Buyer (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

3.10.       Condition of Facilities.

(a)           Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Legal Requirements and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in substantial compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled.  No part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Land.  The Land for each owned Facility abuts on and has vehicular access to a public road, is supplied with public or quasi-public utilities appropriate for the operation of the Facilities located thereon and, except as described on Schedule 3.10(a), is not located within any flood plain or area subject to wetlands regulation or any similar restriction.  With respect to the lease of property located at 2101 Waukegan Rd, Suite 203 Bannockburn, Illinois  60015, the foregoing representations set forth in this Section 3.10(a) shall be qualified to the Knowledge of Seller and Shareholders.  To the Knowledge of Seller and Shareholders, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain Proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.

(b)           Each item of Tangible Personal Property used in the day to day operation of Seller’s business, other than those with a book value under $10,000 that are not material to the operations of any aspect of Seller’s business, is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from latent and patent defects.  No item of Tangible Personal Property used in the day to day operation of Seller’s business, other than those with a book value under $10,000 that are not material to the operations of any aspect of Seller’s business, is in need of repair or replacement other than as part of routine maintenance, provided however, that to the extent the above representation applies to (i) tooling that is in the possession of Seller’s suppliers or other third parties in the People’s Republic of China or (ii) the items described on Schedule 3.10(b), the Seller only represents that to the Seller’s Knowledge, such tooling and such items have been maintained in the ordinary course of business by such supplier or third party.  Except as disclosed on Schedule 3.10(b), all Tangible Personal Property used in Seller’s business is in the possession of Seller.

3.11.       Accounts Receivable.  All Accounts Receivable that are reflected on the Balance Sheet and the Interim Balance Sheet, and on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business consistent with past practice. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and on the Closing Balance Sheet (which reserves are calculated as described on Schedule 3.11, and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  Except as set forth on Schedule 3.11, there is no contest, claim, defense or right of setoff under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.12.       Inventories.  (a)    Schedule 3.12(a) sets forth all of the Inventories as of the date of the Interim Balance Sheet.

(b)           All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller, consistent with past practice, and are in good and merchantable condition, in conformity with applicable voluntary Toy Manufacturing Standards of the Toy Industry Association, Inc. and for the purposes for which intended, and meet all Legal Requirements of Governmental Bodies applicable to such Inventories, except for the inventory reserve set forth on Schedule 3.12(b)

(which reserve is calculated as set forth on Schedule 3.12(b)).  Seller is not in possession of any inventory not owned by Seller, including goods already sold.  All of the Inventories have been valued at the lower of cost or net realizable value on a last in, first out basis.  Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the ordinary course of business of Seller consistent with past practice at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of Seller.  Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.  Except as set forth on Schedule 3.12(b), (x) Seller has not made, within the past three years, nor are there any pending, material claims against manufacturers of the Inventories, including, without limitation, with respect to breach of warranty or the quality or condition of such Inventories and (y) customers or consumers have not made, within the past three years, nor are there any pending, material claims, including, without limitation, with respect to breach of warranty or the quality or condition of any products sold by Seller thereto.

3.13.       No Undisclosed Liabilities.  Except as set forth on Schedule 3.13, Seller has no Liability that is required to be reflected or reserved against on financial statements under GAAP that is not so reflected or reserved against in the Balance Sheet, the Interim Balance Sheet and/or the Closing Balance Sheet.

3.14.       Taxes.

(a)           Tax Returns Filed and Taxes Paid.  Seller has filed or caused to be filed on a timely basis all federal, state and all other material Tax Returns and all material reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed on Schedule 3.14(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.  Except as provided on Schedule 3.14(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or, to the Knowledge of Seller, is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)           Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  Seller has delivered or made available to Buyer copies of, and Schedule 3.14(b) contains a complete and accurate list of, all Tax Returns filed since January 1, 1998.  The federal and state income or franchise Tax Returns of Seller have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1997.  Schedule 3.14(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested.  To the Knowledge of Seller, no undisclosed material deficiencies are expected to be asserted with respect to any such audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described on Schedule 3.14(b).  Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits.  Except as provided on Schedule 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any material additional taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any material Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge.  Schedule 3.14(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run.  Except as described on Schedule 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c)           Proper Accrual.  The charges, accruals and reserves with respect to Taxes on the financial statements of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes.  There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Interim Balance Sheet or on Schedule 3.14(c).

(d)           Specific Potential Tax Liabilities and Tax Situations.

(i)            Withholding.  All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii)           Tax Sharing or Similar Agreements.  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

(iii)          Consolidated Group.  Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv)          S Corporation.  Seller is, and has been since November 1, 1987, an S corporation as defined in Code Section 1361, and Seller has not been required to pay any amounts of Tax pursuant to either the built-in-gains tax under Code Section 1374 or the passive income tax under Code Section 1375.

Schedule 3.14(d)(iv) lists all the states and localities with respect to which

Seller has filed any corporate, income or franchise tax returns and sets forth whether Seller is treated as the equivalent of an S corporation by or with respect to each such state or locality.  Seller has properly filed Tax Returns with and paid and discharged any liabilities for Taxes in any states or localities in which it is subject to Tax.  Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

3.15.       No Material Adverse Change.  Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects (to the Knowledge of Seller or any Shareholder), assets, results of operations or condition (financial or other) of Seller, and to Seller’s Knowledge, no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, that any change resulting from conditions affecting Seller’s industry or general business or economic conditions shall not constitute a material adverse change in the business of Seller.

3.16.       Employee Benefits.  Set forth on Schedule 3.16 is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that is maintained or contributed to by Seller which employees of Seller are eligible to participate (collectively the “Employee Plans”).  No Employee Plan is (x) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (y) subject to Title IV of ERISA.  All Employee Plans are in written form, and descriptions thereof have been provided to the Buyer.

3.17.       Compliance With Legal Requirements; Governmental Authorizations.

(a)           Except as set forth on Schedule 3.17(a):

(i)            Seller is, and at all times since January 1, 1999, has been, in substantial compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or results in a material violation by Seller of, or a material failure on the part of Seller to comply with, any Legal Requirement (including, but not limited to, the WARN Act) or (B) gives rise to any significant obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          Seller has not received, at any time since January 1, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Schedule 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets.  Each Governmental Authorization listed or required to be listed on Schedule 3.17(b) is valid and in full force and effect.  Except as set forth on Schedule 3.17(b):

(i)            Seller is, and at all times since January 1, 1999, has been, in substantial compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 3.17(b);

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or results directly or indirectly in a material violation of or a failure to comply in any material respect with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 3.17(b) or (B) will result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 3.17(b);

(iii)          Seller has not received, at any time since January 1, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)          all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made with the appropriate Governmental Bodies.

The Governmental Authorizations listed on Schedule 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets, except where the absence of such Governmental Authorizations would not have a material adverse effect on the business, operations, assets, results of operations or condition (financial or other) of Seller.

3.18.       Legal Proceedings; Orders.

(a)           Except as set forth on Schedule 3.18(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)            by or against Seller or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, Seller; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed on Schedule 3.18(a).  There are no Proceedings listed or required to be listed on Schedule 3.18(a) that could have a material adverse effect on the business, operations, assets or condition of Seller or upon the Assets.

(b)           Except as set forth on Schedule 3.18(b):  (i) there is no Order to which Seller, its business or any of the Assets is subject; and (ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

(c)           Except as set forth on Schedule 3.18(c):  (i) Seller is, and, at all times has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject; (ii) to Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and (iii) Seller has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

3.19.       Absence of Certain Changes and Events.  Except as set forth on Schedule 3.19, since the date of the Balance Sheet, Seller has conducted its business only in the ordinary course of business consistent with past practice and there has not been any:

(a)           amendment to the Governing Documents of Seller;

(b)           payment (except in the ordinary course of business consistent with past practice) or increase by Seller of any bonuses, salaries or other compensation to any Shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(c)           adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(d)           damage to or destruction or loss of any Asset with a book value in excess of $25,000, whether or not covered by insurance;

(e)           entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any purchase orders to vendors or customers of an amount or value in excess of $50,000, or any other Contract or transaction involving a total remaining commitment by Seller of at least $20,000;

(f)            sale (other than sales of Inventories in the ordinary course of business consistent with past practice), lease, abandonment, lapse or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset with a fair market value in excess of $10,000;

(g)           cancellation or waiver of any claims or rights with a value to Seller in excess of $25,000;

(h)           written or oral notification by any significant customer or supplier of an intention to discontinue or materially change the terms of its relationship with Seller;

(i)            material change in the accounting methods used by Seller; or

(j)            Contract by Seller to do any of the foregoing.

3.20.       Contracts; No Defaults.

(a)           Schedule 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i)            each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $25,000;

(ii)           each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $25,000;

(iii)          each Seller Contract that was not entered into in the ordinary course of business, consistent with past practice and that involves expenditures or receipts of Seller in excess of $10,000;

(iv)          each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $20,000 and with a term of less than one year);

(v)           each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)          each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii)         each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii)        each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)           each power of attorney of Seller that is currently effective and outstanding;

(x)            each Seller Contract entered into other than in the ordinary course of business, consistent with past practice, that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi)           each Seller Contract for capital expenditures in excess of $25,000;

(xii)          each Seller Contract not denominated in U.S. dollars;

(xiii)         each Seller Contract with a written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business, consistent with past practice; and

(xiv)        each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

The parties hereto agree that Seller need not deliver purchase or sale orders or supplier’s purchase orders entered into by Seller in the ordinary course of business, consistent with past practice in an amount less than $25,000.

(b)           Except as set forth on Schedule 3.20(b), no Shareholder or any Related Person of a Shareholder has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

(c)           Except as set forth on Schedule 3.20(c):

(i)            each Seller Contract identified or required to be identified on Schedule 3.20(a) and which is to be assigned to or assumed by Buyer under this

Agreement is in full force and effect and is valid and enforceable in accordance with its terms, except to the extent that enforceability is limited by the laws of bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies, or by equitable principles;

(ii)           each Seller Contract identified or required to be identified on Schedule 3.20(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

(iii)          to the Knowledge of Seller, no Contract identified or required to be identified on Schedule 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(d)           Except as set forth on Schedule 3.20(d):

(i)            Seller is in material and substantial compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii)           to the Knowledge of Seller, each other Person that has any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since January 1, 2000, has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give any other Person, or to the Knowledge of Seller or the Shareholders, Seller,  the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv)          no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v)           Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(e)           Except as set forth on Schedule 3.20(e), there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f)            Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the ordinary course of business of Seller, consistent with past practice, and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(g)           Except as set forth on Schedule 3.20(g), Seller has not previously refused to distribute a New Non-Core Product (as that term is defined in the Mam Agreement)

3.21.       Insurance.

(a)           Seller has delivered to Buyer:

(i)            accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 1999, a list of which is included on Schedule 3.21(a);

(ii)           accurate and complete copies of all pending applications by Seller for policies of insurance; and

(iii)          any written statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.

(b)           Schedule 3.21(b) describes:

(i)            any self–insurance arrangement by or affecting Seller, including any reserves established thereunder;

(ii)           any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and

(iii)          all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)           Schedule 3.21(c) sets forth, by year, for the current policy year and each of the three preceding policy years:  (i) a summary of the loss experience under each policy of insurance; (ii) a statement describing each claim under a policy of insurance for an amount in excess of $10,000, which sets forth:  (A) the name of the claimant; (B)  a description of the policy by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self–insured, including the number and aggregate cost of such claims.

(d)           Except as set forth on Schedule 3.21(d):  (i) all policies of insurance to which Seller is a party or that provide coverage to Seller:  (A) are valid, outstanding and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) to Seller’s Knowledge, when taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location; and (D) are sufficient for compliance with all Seller Contracts, and to the Knowledge of the Seller and Shareholders, all Legal Requirements; (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other notice that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; and (iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller.

3.22.       Environmental Matters. This Section contains the sole and exclusive representations and warranties of Seller and Shareholders relating to Environmental Law.  Except as disclosed on Schedule 3.22:

(a)           Seller is in material compliance with, and is not in material violation of any Environmental Law.  Neither Seller nor any Shareholder has any Knowledge of, nor has any of them received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to materially comply with any Environmental Law, or of any actual or impending material obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)           There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature against Seller resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c)           Neither Seller nor any Shareholder has any Knowledge of, nor has any of them received, any citation, directive, inquiry, notice, Order, summons, warning or other communication directed to Seller or any Shareholder that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential material violation or failure to comply with any Environmental Law, in each instance attributable to Seller, or of any alleged, actual, or potential obligation of Seller or any Shareholder to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)           Neither Seller, nor to the Knowledge of Seller, any other Person for whose conduct it is or may be held responsible has any material Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)           There are no Hazardous Materials present on or in the Environment at any current Facility or, to the Knowledge of Seller, at any former Facility, or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon in material violation of all applicable Environmental Laws.

(f)            There has been no Release or, to the Knowledge of Seller, Threat of Release, in material violation of Environmental Law of any Hazardous Materials at or from any Facility or, to the Knowledge of Seller, from any former Facility, or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility.

(g)           Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller with Environmental Laws.

3.23.       Employees.

(a)           Schedule 3.23(a) contains a complete and accurate list of the following information for each employee and director of Seller, including each employee on leave of absence or layoff status:  employee’s name; job title; bargaining unit status; date of hire; current compensation paid for those earning $50,000 a year or more; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b)           Schedule 3.23(b) contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement:  (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

(c)           To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery.  To the Knowledge of Seller, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

3.24.       Labor Disputes; Compliance.

(a)           Seller has complied in all material respects with all applicable Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health, including, but not limited to, the WARN Act.  Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, in excess of $5,000, for failure to comply with any of the foregoing Legal Requirements.

(b)           Except as disclosed on Schedule 3.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2000, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding (a) has been instituted since January 1, 2000 or (b) exists, that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.25.       Intellectual Property Assets.

(a)           The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, anywhere in the world, including:

(i)            all trademarks, service marks, trade names, corporate names, company names, business names, assumed or fictional business names, trade dress, trade styles, logos, or other indicia of origin or source identification, trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above (collectively, the “Marks”);

(ii)           (1) all patents, patent applications and patentable inventions or discoveries, (2) all inventions and improvements whether or not described and claimed therein, and (3) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, and all improvements thereon (collectively, the “Patents”);

(iii)          (1) all registered and unregistered copyrights in both published and unpublished works, and all works of authorship, including, but not limited to all copyrights of works based on or derived from works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, all moral rights, and all copyright registrations and copyright applications, and any renewals or extensions thereof, and (2) the rights to print, publish and distribute any of the foregoing (collectively, the “Copyrights”);

(iv)          all trade secrets, confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, process technology, plans, drawings, and blue prints, and customer and supplier lists and information (collectively, the “Trade Secrets”);

(v)           all rights in, including but not limited to, all registrations for, Internet web sites and Internet domain names presently used or owned by Seller (collectively, the “Net Names”);

(vi)          all written licenses or agreements providing for the grant by or to Seller of:  (A) any right to use any Mark or Trade Secret, (B) any right under any Patent, (C) any right under any Copyright, and (D) any right under any Net Name (collectively, the “Intellectual Property Licenses”);

(vii)         the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations of any of the assets described in this Section 3.25(a); and

(viii)        all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof).

(b)           (i)            Schedule 3.25(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller in the last five years, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts expressly relating to the Intellectual Property Assets, including Intellectual Property Licenses, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(ii)           All Seller Contracts are, by their express terms or by written agreement assignable by Seller to Buyer for the purposes intended by this Agreement.

(c)           (i)            Except as set forth on Schedule 3.25(c), the Intellectual Property Assets are all those necessary for the operation of Seller’s business as it is currently conducted.  Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, other than with respect to the licenses listed on Schedule 3.25(b), free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed on Schedule 3.25(c).  Seller is the owner of, or holds valid licenses to use, with respect to each of its computers, all software used by the Seller in the conduct of its business.

(ii)           Except as set forth on Schedule 3.25(c), all former and current employees, independent contractors, consultants and agents of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries, Intellectual Property Assets or information relating to the business of Seller.

(d)           (i)            Schedule 3.25(d) contains a complete and accurate list and summary description of all Patents.

(ii)           All of the issued Patents are currently in force and are not subject to any maintenance fees or taxes falling due within ninety (90) days after the Closing Date or actions falling due within 30 days after the Closing Date.

(iii)          No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding.  To Seller’s Knowledge, there is no potentially interfering prior art, patent or patent application of any Third Party.

(iv)          Except as set forth on Schedule 3.25 (d), (A) to Seller’s Knowledge, no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)           Except as set forth on Schedule 3.25(d), all products made, used, offered for sale or sold under the Patents have been marked with the proper patent notice.

(e)           (i) Schedule 3.25(e)(i) contains a complete and accurate list and summary description of all Marks; (ii) all registered Marks or applications for registration of Marks are currently in force and are not subject to actions falling due within ninety (90) days after the Closing Date; (iii) except as set forth on Schedule 3.25(e)(iii), no Mark has been or is now involved in any opposition, invalidation, concurrent use or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks; (iv) except as set forth on Schedule 3.25(e)(iv) and to Seller’s Knowledge, no Mark is infringed or has been challenged or threatened in any way; (v) except as set forth in Schedule 3.25(e)(v) and to Seller’s Knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person; and (vi) within Seller’s reasonable business judgment, all products and materials containing a Mark bear the trade dress and notices as shown in the samples provided, such provided samples are listed on Schedule 3.25(e)(vi).

(f)            (i) Schedule 3.25(f) contains a complete and accurate list and summary description of all registered Copyrights; (ii) all of the registered Copyrights are currently in force; (iii) except as set forth on Schedule 3.25(f) and to Seller’s Knowledge, no Copyright is infringed or has been challenged or threatened in any way; (iv) to Seller’s Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person; and (v) all works encompassed by the Copyrights have been marked to the extent shown in the samples provided, such provided samples are listed on Schedule 3.25(f)(v).

(g)           (i) Schedule 3.25(g) contains a complete and accurate list and summary description (without disclosing the Trade Secret) of all itemizable Trade Secrets.  To the best of Seller’s Knowledge, the Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller and (ii) to Seller’s Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h)           (i) Schedule 3.25(h) contains a complete and accurate list and summary description of all Net Names; (ii) all Net Names have been registered in the name of Seller; (iii) no Net Name has been or is now involved in any dispute, opposition, invalidation, infringement, dilution or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name; (iv) to Seller’s Knowledge, there is no domain name application in existence or pending of any other person which would or would potentially interfere with or infringe any Net Name; (v) to Seller’s Knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way; and (vi) no Net Name infringes, interferes with or is alleged to interfere with or infringe the Mark or domain name of any other Person.

3.26.       Compliance With the Foreign Corrupt Practices Act and Export Control and Anti–boycott Laws.

(a)           Neither Seller nor any Shareholder has, nor has Seller or any Shareholder permitted or authorized any Representative, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment in excess of levels consistent with industry norms, to:  (i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b)           Except as set forth on Schedule 3.26(b), Seller has made all payments to Third Parties by check mailed to such Third Parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

(c)           Each transaction is properly and accurately recorded on the books and records of Seller, and each document upon which entries in Seller’s books and records are based is complete and accurate in all material respects.  Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

(d)           Seller has at all times been in substantial compliance with all Legal Requirements relating to export control and trade embargoes.

(e)           Except as set forth on Schedule 3.26(e), Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.  Except as set forth on Schedule 3.26(e), during the last five (5) years, Seller has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Seller Contract under which a product has been sold to customers in countries to which any such sale or service is prohibited by any domestic Legal Requirement, and to the Knowledge of Seller and Shareholders, any foreign Legal Requirement.

3.27.       Euro-Affected Products and Services.  To the extent that Seller’s software, hardware, systems, products and services receive, recognize, use or process financial information from any European Union member that has changed its currency to the Euro (collectively, the “Euro-Affected Products and Services”), all of Seller’s Euro–Affected Products and Services will (a) substantially operate without errors, problems, delays or the need for any further modifications as a result of the introduction of the Euro in whole or in part as a European currency or currency unit and (b) continue to receive, recognize, use and process both national currency units and Euro units (and permit conversions from national currency units to Euro units and vice–versa) without material errors, problems, delays or the need for any further modifications.

3.28.       Relationships With Related Persons.  Except as disclosed on Schedule 3.28, no Seller nor any Shareholder nor any Related Person of any of them has, or since January 1, 1999, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business.  Neither Seller nor any Shareholder nor any Related Person of any of them owns, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed on Schedule 3.28, each of which has been conducted in the ordinary course of business with Seller, consistent with past practice at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Current Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Current Competing Business that is publicly traded on any recognized exchange or in the over–the–counter market.  Except as set forth on Schedule 3.28, neither Seller nor any Shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

3.29.       Brokers or Finders.  Other than Duff & Phelps, LLC, neither Seller, any Shareholder nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.  Seller shall pay all fees and expenses of Duff & Phelps.

3.30.       Solvency.

(a)           Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b)           Immediately after giving effect to the consummation of the Contemplated Transactions:  (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened Proceedings, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.31.       Disclosure.

(a)           No representation or warranty or other statement made by Seller or any Shareholder in this Agreement, the schedules hereto, any supplement to the schedules hereto, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) that, in the opinion of Seller, is likely to materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the schedules attached hereto.

3.32.       Collective Bargaining Agreement.  Seller represents and warrants that it has duly complied with all relevant provisions of the Collective Bargaining Agreement in respect of the Contemplated Transactions, including giving timely notice under such agreement to effectively assign such agreement to Buyer.

3.33.       Addition.  The addition to the Kentwood facility completed in 2002 was constructed substantially in accordance with the plans provided to the Buyer.

3.34.       Procter & Gamble.  Seller represents and warrants that it no longer sells the products that are the subject of the accusation of infringement by Procter & Gamble described in Schedule 3.25(d).

3.35.       I-9 Forms.  Seller represents and warrants that it has I-9 forms for all Active Employees.

4.             REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller and Shareholders as follows:

4.1. Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2. Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid and binding obligation of Buyer (and of Russ Berrie and Company, Inc. (“RB”) only with respect to the guarantee (the “Guarantee”) set forth herein), enforceable against Buyer (and RB with respect to the Guarantee) in accordance with its terms, in each case except to the extent that enforceability is limited by the laws of bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies, or by equitable principles.  Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Employment Agreements and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except to the extent that enforceability is limited by the laws of bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies, or by equitable principles.  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and on the Closing Date, such action will have been duly authorized by all necessary corporate action.  RB has the absolute and unrestricted right, power and authority to execute and deliver the Guarantee and to perform its obligations under the

Guarantee, and on the Closing Date, such action will have been duly authorized by all necessary corporate action.

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:  (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any material Contract to which Buyer is a party or by which Buyer may be bound.

4.3. Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4. Operation of Buyer.  Buyer is a direct or indirect wholly-owned subsidiary of RB, and was formed solely for the purpose of consummating the Contemplated Transactions.

4.5. Sufficient Resources.  Buyer, at the Closing, will have sufficient resources to consummate the Contemplated Transactions.  RB has sufficient resources to perform the Guarantee.

4.6. Brokers or Finders.  Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

5.             COVENANTS OF SELLER PRIOR TO CLOSING.

5.1. Access and Investigation.  Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Shareholders shall cause Seller to) (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller.  In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property.  In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed.

5.2. Operation of the Business of Seller.  Between the date of this Agreement and the Closing, Seller shall (and Shareholders shall cause Seller to):

(a)           conduct its business only in the ordinary course of business consistent with past practice;

(b)           except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)           confer with Buyer prior to implementing operational decisions of a material nature;

(d)           make no material changes in management personnel without prior consultation with Buyer;

(e)           maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller’s business and in accordance with past practice;

(f)            keep in full force and effect, without amendment, all material rights relating to Seller’s business;

(g)           comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;

(h)           continue in full force and effect the insurance coverage under the policies set forth on Schedule 3.21 or substantially equivalent policies;

(i)            except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer;

(j)            cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(k)           upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the reasonable opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

(l)            maintain all books and records of Seller relating to Seller’s business in the ordinary course of business, consistent with past practice.

5.3. Negative Covenant.  Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and Shareholders shall not permit Seller to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, Proceeding or investigation of any Governmental Body relating to the Assets, the business of Seller or the Assumed Liabilities.

5.4. Required Approvals.  As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Seller and Shareholders also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Seller and Shareholders also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

5.5. Notification.  Between the date of this Agreement and the Closing, Seller and Shareholders shall promptly notify Buyer in writing if any of them obtains Knowledge of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or either Shareholders’ discovery of, such fact or condition.  Should any such fact or condition require any change to the schedules hereto, Seller shall promptly deliver to Buyer a supplement to the schedules hereto specifying such change.  Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11.  During the same period, Seller and Shareholders also shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller or Shareholders in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6. No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor any Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by Shareholders of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s business or any of the Assets (other than in the ordinary course of business, consistent with past practice).  Seller and Shareholders shall notify Buyer of any such inquiry or proposal within twenty–four (24) hours of receipt of Knowledge of the same by Seller or any Shareholder.

5.7. Best Efforts.  Seller and Shareholders shall use their Best Efforts to cause the conditions in Article 7 (other than those set forth in Sections 7.8, 7.9 and 7.11) to be satisfied and the Contemplated Transactions to be consummated.

5.8. Payment of Liabilities.  Seller shall pay or otherwise satisfy when due all of its Liabilities and obligations consistent with past practice.  Buyer and Seller hereby waive compliance with the bulk–transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.9. Change of Name.  On the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name to Seller’s present name.

5.10.       Current Evidence of Title.

(a)           As soon as is reasonably possible, and in no event later than five Business Days after the date of this Agreement, Seller shall furnish to Buyer, at Seller’s expense, for each parcel, tract or subdivided land lot of Real Property:

(i)            from the First American Title Insurance Company (the “Title Insurer”):

(A)          title commitments issued by the Title Insurer to insure title to all Land, Improvements, insurable Appurtenances, if any, and Ground Lease Property in the amount of $2,561,306, covering such Real Property, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 form owner’s policy of title insurance (each a “Title Commitment”); and

(B)           complete and legible copies of all recorded documents listed as Schedule B–1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B–2 exceptions thereunder (the “Recorded Documents”); and

(ii)           a survey of the Real Property made after the date of this Agreement by a land surveyor licensed by the state in which the Facility is located and bearing a certificate, signed and sealed by the surveyor, certifying to Buyer and the Title Insurer that:

(A)          such survey was made (1) in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and ACSM in 1999, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 10 and 11(a) of Table A thereof, and (2) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate) of an “Urban” survey; and

(B)           such survey reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Real Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Real Property or by the Improvements onto any easement area or adjoining property (each a “Survey”); and

(iii)          complete and current searches in the name of Seller and other appropriate parties of all Uniform Commercial Code Financing Statements records maintained by the Secretary of State of the state in which Seller is incorporated, the state in which Seller maintains its principal place of business, each state in which a Facility is located, each jurisdiction in which a filing would be required in order to perfect a security interest in the Assets, the clerk or recorder of deeds (or other governmental office where real property documents are filed for recording) of each county in which any Facility is located and wherever else Seller or Buyer, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed, together with such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all items of intangible personal property, Tangible Personal Property and fixtures to be sold under this Agreement are free and clear of Encumbrances, other than as permitted under this Agreement.

(b)           Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

(c)           If any of the following shall occur (collectively, a “Title Objection”):

(i)            any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;

(ii)           any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Real Estate Encumbrances or one that Seller specifies when delivering the Title Commitment to Buyer as one that Seller will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Buyer reasonably believes could materially and adversely affect Buyer’s use and enjoyment of the Real Property described therein; or

(iii)          any Survey discloses any matter that Buyer reasonably believes could materially and adversely affect Buyer’s use and enjoyment of the Real Property described therein;

then Buyer shall notify Seller in writing (“Buyer’s Notice”) of such matters within ten (10) Business Days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the Facility covered thereby.

(d)           Seller shall use its Best Efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment.  Any Title Objection that the Title Insurer is willing to insure over on terms acceptable to Seller and Buyer is herein referred to as an “Insured Exception.”  The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid shall be deemed to be acceptable to Buyer.

(e)           Nothing herein waives Buyer’s right to claim a breach of Section 3.9(a) or to claim a right to indemnification as provided in Section 11.2 if Buyer suffers Damages as a result of a misrepresentation with respect to the condition of title to the Real Property.

(f)            The parties hereto agree that the purchase price for the Real Property used in compliance with this Section shall in no way be binding on the parties in determining the allocation of the Purchase Price with respect thereto under Section 2.5 hereof.

6.             COVENANTS OF BUYER PRIOR TO CLOSING.

6.1. Required Approvals.  As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it to consummate the Contemplated Transactions.  Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified on Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

6.2. Notification.  Between the date of this Agreement and the Closing, Buyer shall promptly notify Seller in writing if it obtains Knowledge of (a) any fact or condition that causes or constitutes a breach of any of Buyer’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition.  Should any such fact or condition require any change to the schedules hereto, Buyer shall promptly deliver to Seller a supplement to the schedules hereto specifying such change. Such delivery shall not affect any rights of Seller under Section 9.2 and Article 11.  During the same period, Buyer shall promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

6.3. Best Efforts.  Buyer shall use its Best Efforts to cause the conditions in Section 7.8 and Article 8 to be satisfied, and to cause the consummation of the Contemplated Transactions.

7.             CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1. Accuracy of Representations.

(a)           All of Seller’s and Shareholders’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the schedules.

(b)           Each of the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the schedules.

7.2. Seller’s Performance.  All of the covenants and obligations that Seller and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3. Consents.  Each of the Consents (the “Material Consents”) required to consummate the Contemplated Transactions with respect to the Seller Contracts, other than the Non Material Consents identified in Exhibit 7.3, shall have been obtained and shall be in full force and effect, including, but not limited to, a Consent to the assignment to the Buyer of the MAM Agreement on terms satisfactory to Buyer.

7.4. Additional Documents.  Seller and Shareholders shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)           an opinion of (i) Vedder, Price, Kaufman & Kammholz, dated the Closing Date, in the form of Exhibit 7.4(a)(i), and (ii) an opinion of Dick & Harris, dated the Closing Date, in the form of Exhibit 7.4(a)(ii) with respect to intellectual property matters;

(b)           a letter of credit (the “Letter of Credit”) from Cole Taylor Bank and each Shareholder, in form and amount satisfactory to Buyer, must be in full force and effect on and as of the Closing Date;

(c)           a valid certificate of insurance with Buyer as the named insured for each insurance policy set forth on Schedule 7.4(c), in form satisfactory to Buyer;

(d)           The articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller’s incorporation;

(e)           If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name “Sassy, Inc.” or any derivative thereof;

(f)            Releases of all Encumbrances on the Assets, other than Permitted Encumbrances and the release of the mortgage under the Kentwood facility, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

(g)           Certificates dated as of a date not earlier than the fifth Business Day prior to the Closing as to the good standing of Seller and, to the extent consistent with routine practice of each relevant state, payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Illinois and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified on Schedule 3.1(a); and

(h)           Such other documents as Buyer may reasonably request for the purpose of:  (i) evidencing the accuracy of any of Seller’s representations and warranties; (ii) evidencing the performance by Seller or any Shareholder of, or the compliance by Seller or any Shareholder with, any covenant or obligation required to be performed or complied with by Seller or such Shareholder; (iii) evidencing the satisfaction of any condition referred to in this Article 7; or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5. No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6. No Conflict.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time),

contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7. Title Insurance.  Buyer shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 5.10, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B–1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between closing and recordation, deleting or insuring over Title Objections as required pursuant to Section 5.10, attaching all endorsements required by Buyer in order to ensure provision of all coverage required pursuant to Section 5.10 and otherwise in form satisfactory to Buyer insuring Buyer’s interest in each parcel of Real Property or interest therein to the extent required by Section 5.10.

7.8. Governmental Authorizations.  Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

7.9. Environmental Report.  Buyer shall have received an environmental Phase I report with respect to Seller’s Facilities, which report shall be acceptable in form and substance to Buyer in its sole discretion.

7.10.       Employees.

(a)           Those key employees of Seller identified on Exhibit 7.10, or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date.

(b)           All other Active Employees of Seller (as defined in Section 10.1(b) hereof) shall be available for hiring by Buyer on and as of the Closing Date.

7.11.       Due Diligence Review.  Buyer shall have completed its business, accounting and legal due diligence review of the business of the Seller and shall be satisfied with the results thereof in its sole discretion.

7.12.       Required Approvals.  Seller shall have obtained the approval of its board of directors and its shareholders, if required, to execute, deliver and perform this Agreement and the Contemplated Transactions.

7.13.       Resignation.  Hirsch, Rotblatt and Douglas shall have terminated their employment with and/or ownership of RBK Management Company.

7.14.       Notice.

  Buyer shall not have received notice from MAM under paragraph 15 of the Agreement Regarding Assignment of Distribution Agreement among MAM, RB and Buyer, other than notice provided on July 17, 2002.

7.15.       MAM Agreement.

Seller shall not have agreed to any method of calculation of any amounts under the MAM Agreement without the prior written consent of Buyer.

7.16.       Intellectual Property Forms.

All employees of Sassy involved in product development who have not signed the Invention, Patents and Confidential Information Agreement, including those identified in the attachment to Schedule 3.25(c), shall have executed such agreement, in form and with language satisfactory to Buyer.

8.             CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1. Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2. Buyer’s Performance.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

8.3. Additional Documents.  Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller and Shareholders:

(a)           an opinion of Kaye, Scholer LLP, dated the Closing Date, in the form of Exhibit 8.3(a);

(b)           Buyer will adopt a management retention plan and an EBITDA earnout in the form set forth in Exhibits 8.3(b)(i) and (ii); and

(c)           such other documents as Seller may reasonably request for the purpose of  (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or (iii) evidencing the satisfaction of any condition referred to in this Article 8.

8.4. No Injunction.  There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.             TERMINATION.

9.1. Termination Events.  By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)           by Buyer if a material breach of any provision of this Agreement has been committed by Seller or Shareholders and such breach has not been waived by Buyer;

(b)           by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller;

(c)           by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d)           by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or the Shareholders to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e)           by mutual consent of Buyer and Seller;

(f)            by Buyer if the Closing has not occurred on or before July 26, 2002 or such later date as the parties may agree upon, unless the Buyer is in material breach of this Agreement; or

(g)           by Seller if the Closing has not occurred on or before July 26, 2002 or such later date as the parties may agree upon, unless the Seller or Shareholders are in material breach of this Agreement.

9.2. Effect of Termination.  Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.          ADDITIONAL COVENANTS.

10.1.       Employees and Employee Benefits.

(a)           Information on Active Employees.  For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are:  (i) Bargaining Unit employees currently covered by the Collective Bargaining Agreement or (ii) employed in Seller’s business as currently conducted, including employees on layoff with recall rights granted by law or the Collective Bargaining Agreement or on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long–term disability leave.

(b)           Employment of Active Employees by Buyer.

(i)            Buyer will offer employment to all Active Employees as of the Closing Date on terms substantially similar to those under which they were employed by Seller prior to the Closing Date.  Buyer agrees to credit Active Employees with all service such Employees have been credited with pursuant to corresponding plans maintained by Seller as of the Closing Date prior to the Closing Date for purposes of vesting and eligibility under any employee benefit plan maintained by Buyer or any of its Related Persons in which the Active Employees participate after the Closing.  Buyer will permit Active Employees to carry over and take paid vacation or other paid time-off benefits which were accrued but unused as of the Closing Date in accordance with applicable policies of Seller as of the Closing Date.  Buyer waives any limitations regarding preexisting conditions, and will give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date with respect to any welfare benefit plans maintained by Buyer or any of its Related Persons in which Active Employees participate after the Closing Date.  From and after the Closing Date, Buyer shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of an Active Employee by Buyer or any of its Related Persons on or after the Closing Date.  Seller will provide access to the Facilities and personnel records of Seller upon reasonable prior notice during normal business hours.  Effective immediately before the Closing, Seller will terminate the employment of all of its Active Employees.

(ii)           Except upon the consent of Buyer, neither Seller nor any Shareholder nor their Related Persons shall solicit the continued employment of any Active Employee or the employment of any Active Employee for a period of five years after the Closing.

(iii)          It is understood and agreed that employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to the Collective Bargaining Agreement, any written commitments to the contrary made by Buyer or an employee and Legal Requirements).  Subject only to the provisions of this Section 10.1, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c)           Salaries and Benefits.

(i)            To the extent not accrued as a current liability on the Closing Balance Sheet or set forth on Schedule 2.4(b)(vii), Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA; and (C) any and all payments to employees required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) for the period prior to the Closing Date.  Notwithstanding the foregoing, Buyer shall pay all cash bonuses reflected on the Closing Balance Sheet accrued to any Active Employees in accordance with their terms, when due, and Buyer shall be responsible for any and all obligations arising under the continuation coverage requirements of COBRA for any Active Employees and their qualified beneficiaries who experience a qualifying event on or following the Closing Date.

(ii)           Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans.  For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d)           Seller’s Retirement and Savings Plans.  All Active Employees who are participants in Seller’s Employee Plans that are “employee pension benefit plans” under Section 3(1) of ERISA shall become fully vested in their accrued benefits under such plans as of the Closing Date, and such plans (and Seller, in the case of non-qualified plans) shall retain sole liability for the payment of such benefits as and when such Active Employees become eligible therefor under such plans.

(e)           No Transfer of Assets.  Neither Seller nor Shareholders nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f)            Collective Bargaining Matters.  Certain of Seller’s employees (the “Bargaining Unit Employees”) are represented by General Teamsters Union, Local No. 406 (the “Union”) under the terms of a collective bargaining agreement (the “Collective Bargaining Agreement”), effective from February 1, 2000 through January 31, 2004.  Buyer agrees to assume the Collective Bargaining Agreement and offer employment to all Bargaining Unit Employees on the Closing Date on the terms they were employed prior to the Closing Date.  Any bargaining obligations of Buyer with the Union with respect to Bargaining Unit Employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(g)           General Employee Provisions.

(i)            Seller and Buyer shall reasonably cooperate as to the giving of any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)           Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)          If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)          At Closing, Seller shall provide Buyer with completed I–9 forms and attachments with respect to all Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(v)           Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, administration, operation or termination thereof or any other reason and the notification and provision of COBRA coverage extension) or the trusts related to such plans maintained by Seller.

(vi)          Except as set forth herein, Buyer will set its own initial terms and conditions of employment for the Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law.

10.2.       Payment of All Taxes Resulting From Sale of Assets by Seller.  Subject to the portion of any Taxes contested by Seller in good faith, Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement imposed by Legal Requirements on Seller.

10.3.       Payment of Other Retained Liabilities.  In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement.

10.4.       Restrictions on Seller Dissolution and Distributions.  Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until Seller has made adequate provision for the payment of all of its obligations pursuant to Sections 2.9, 10.2 and 10.3.

10.5.       Removing Excluded Assets.  On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer.  Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing.  Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing.

10.6.       Reports and Returns.  Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Closing Date.

10.7.       Assistance in Proceedings.  Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or any Shareholder.

10.8.       Noncompetition, Nonsolicitation and Nondisparagement.

(a)           Noncompetition.  For a period of five years after the Closing Date, Seller shall not, anywhere in the United States or in any other jurisdiction in which Buyer offers products for sale, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the gift or juvenile products (including, but not limited to, baby products) business (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) two percent of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(b)           Nonsolicitation.  For a period of five years after the Closing Date, Seller shall not, directly or indirectly:  (i) solicit the business of any Person who is a customer of Buyer; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)           Nondisparagement.  After the Closing Date, Seller will not disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents.

(d)           Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 10.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section 10.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

10.9.       Customer and Other Business Relationships.  After the Closing, Seller and Shareholders will cooperate (in the case of Kaplan, such cooperation shall not exceed 40 hours per year, require him to travel, or extend beyond the second anniversary of the Closing Date) with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business of Seller to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, licensees, customers, suppliers and others, and Seller will satisfy all Retained Liabilities as and when due, unless a good faith dispute exists with respect thereto (Seller will give Buyer written notice of any such dispute if so requested by Buyer).  Seller will refer to Buyer all inquiries relating to such business.  Neither Seller nor any of its officers, employees, agents or Shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

10.10.     Retention of and Access to Records.  After the Closing Date, Buyer shall retain those records of Seller delivered to Buyer until the seventh anniversary of the Closing Date.  Buyer also shall provide Seller and Shareholders and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose (as mutually agreed by the Buyer and Seller) specified by Seller or Shareholders in such notice.  After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.11.     Kentwood Operations.  Buyer agrees not to move the Kentwood Operations out of the Kentwood facility after the Closing Date until the third anniversary of the Closing Date without the consent of Hirsch, if he is employed on a full-time basis with Buyer at the time of determination (if Hirsch is not so employed, the consent of either Rotblatt or Douglas shall be required, if they are employed on a full-time basis with Buyer at the time of determination).

Buyer agrees to consult with Hirsch prior to the termination by Buyer of any non-Union Active Employee of the Kentwood Operations.

10.12.     Insurance.  As of the Closing Date, and for a period of six years thereafter, Buyer shall maintain all insurance policies listed on Schedule 10.12 or policies providing substantially similar coverage (“Product Liability Insurance Policies”), naming the Seller as a co-insured on each such Product Liability Insurance Policy.  As of the Closing Date, and for a period of three years thereafter, Buyer shall maintain all insurance policies listed on Schedule 7.4(c) or policies providing substantially similar coverage, naming the Seller as an additional insured on each such policy

10.13.     Further Assurances.  Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions, including, but not limited to, execution of forms of assignment and related documents suitable for recordation in foreign jurisdictions to effect the transfer of the Intellectual Property Assets.

10.14.     Post-Closing Payments.  In the event that Seller or any Shareholder should, following the Closing, receive any payments or other property with respect to accounts receivable or other assets constituting Assets hereunder, Seller or Shareholders, as the case may be, shall promptly remit and transfer such funds or other property to Buyer.

10.15.     MAM Agreement.

Seller shall not agree to any method of calculation of any amounts under the MAM Agreement without the prior written consent of Buyer.

10.16.     Escrow.

To the extent any claim for Damages is pending under the Letter of Credit 45 days prior to the expiration thereof, Seller and each Shareholder agree to apply for a new letter of credit, with the same terms as the Letter of Credit, for an additional one-year period.  If no renewed letter of credit can be obtained prior to the expiration of the Letter of Credit (or any renewal thereof) while a claim thereunder is still pending, Seller and each Shareholder agree to execute an escrow agreement, in the form of Exhibit 10.16, for the amount in dispute, such escrow agreement to remain in effect until such claim is finally resolved thereunder.  Seller, Shareholders and Buyer shall draw down an amount under the Letter of Credit (or any renewal thereof) an amount equal to the amount in dispute, and deposit such amount with the escrow agent under the escrow agreement.

10.17.     Straub Assignments.

Seller and Shareholders agree to use reasonable efforts, as soon as practicable after the Closing, to obtain a confirmatory patent assignment from Mark Greenwood to Mariann Straub with respect to the following patents:  D369,934, D369,054, 5,341,531, D385,143 and D408,676.

10.18.     K-Mart.Buyer agrees to (i) pay for legal expenses incurred by Buyer or Seller in connection with the defense of any preference claim allegations with respect to the K-Mart bankruptcy and (ii) remit to Seller one-third of the net amount recovered with respect to accounts receivable which were written off as a direct result of the K-Mart bankruptcy.  Seller agrees that Buyer shall control any such defense, including the settlement thereof.

10.19.     Escrow Trust Instructions.With respect to the Real Property identified on Schedule 3.7, Buyer and Seller will jointly execute Escrow Trust Instructions (the “Instructions”), in form attached hereto as Exhibit 10.19.

10.20.     Letter of Credit.

With respect to the Letter of Credit, Seller agrees that (i) the terms and remedies available under the Letter of Credit in no way limit the Buyer’s ability to seek out or enforce any other remedies it may have available under the terms of this Agreement or under law or equity, including, without limitation, the pursuit of, under Article 11 or otherwise, amounts in excess of the amount of Damages claimed thereunder with respect to any state of facts underlying any Damages claimed thereunder, (ii) Buyer may make more than one claim with respect to any underlying state of facts giving rise to a request for funds under the Letter of Credit, and (iii) if the Seller has not provided an objection notice to Buyer to any claim made by Buyer under the Letter of Credit within 75 days of receipt of notice from Buyer, Seller and each Shareholder shall be deemed to acknowledge the validity of such claim.

11.          INDEMNIFICATION; REMEDIES.

11.1.       Survival.  All representations, warranties, covenants and obligations in this Agreement, the schedules hereto, the supplements to the schedules hereto, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2.       Indemnification and Reimbursement by Seller and Shareholders.  Seller and each Shareholder, jointly and severally with respect to Seller and severally with respect to each

Shareholder, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)           any breach of any representation or warranty made by Seller or any Shareholder in (i) this Agreement (without giving effect to any supplement to the schedules hereto), (ii) the schedules hereto, (iii) the supplements to the schedules hereto, (iv) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller’s and Shareholders’ representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the schedules hereto, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller or any Shareholder pursuant to this Agreement;

(b)           any breach of any covenant or obligation of Seller or any Shareholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or any Shareholder pursuant to this Agreement provided, however, that with respect to any Shareholder breach of his own Employment Agreement or Non Competition Agreement, such Shareholder shall be solely responsible for such breach and any related Damages;

(c)           any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;

(d)           any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)           subject to Section 11.4(g), any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date, or any Inventories purchased by Buyer hereunder, to the extent not covered under the Product Liability Insurance Policies;

(f)            any matter disclosed on Schedule 3.25(d) hereto;

(g)           any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(h)           any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to or as a result of the Closing;

(i)            any Employee Plan established or maintained by Seller;

(j)            any Liability arising with respect to the ownership of or right to any Intellectual Property Assets from former and current employees, independent contractors, consultants and agents of seller;

(k)           any Retained Liabilities; and

(l)            any Liability arising out of the failure to obtain a Consent at the Closing to the assignment to Buyer of any Real Property Leases.

11.3.       Indemnification and Reimbursement by Seller and Shareholders — Environmental Matters.  In addition to the other indemnification provisions in this Article 11, Seller jointly and severally, and each Shareholder, severally, will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a)           any Environmental, Health and Safety Liabilities arising out of or relating to:  (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Seller, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; or

(b)           any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

Buyer will be entitled to control any Remedial Action and any Proceeding relating to an Environmental Claim for any Facility occupied by Buyer at the time of the Remedial Action or Proceeding.  Seller will be entitled, but not required, to control any other Remedial Action or Proceeding with respect to which indemnity may be sought under this Section 11.3 with respect to an environmental claim.

11.4.       Indemnification and Reimbursement by Buyer.  Buyer will indemnify and hold harmless Seller and each Shareholder, and their respective Representatives, stockholders, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”), and will reimburse Seller and Seller Indemnified Persons, for any Damages arising from or in connection with:

(a)           any breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)           any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)           any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Active Employees subsequent to the Closing;

(e)           any Assumed Liabilities;

(f)            any Liability arising out of the ownership or operation of the Assets by Buyer after the Closing Date other than the Retained Liabilities; or

(g)           any product or component thereof manufactured by or shipped or any services provided by Seller, in whole or in part, prior to the Closing Date, or any Inventories purchased by Buyer hereunder, but only to the extent of the deductible under the Product Liability Insurance Policies.

11.5.       Limitations on Amount — Seller and Shareholders.  (a)                            Seller and Shareholders shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds $250,000 (the “Basket”), in which case Seller shall be liable for the amount of all Damages from or the first dollar thereof, up to a maximum liability of $30,000,000 (the “Cap”).  Notwithstanding the foregoing, the Basket shall not apply to matters arising in respect of Sections 3.14, 3.28, 3.29, or 11.2(b)-(j) or 11.2(l), but the Cap shall apply, and neither the Basket nor the Cap will apply to any breach of any of Seller’s and Shareholders’ representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Seller or any Shareholder of any covenant or obligation, and Seller will be jointly and severally liable and the Shareholders will be severally liable for all Damages with respect to such breaches.  Notwithstanding the foregoing, with respect to claims under Section 11.2(k), (i) for direct claims against the Seller, neither the Basket nor the Cap shall apply and (ii) for direct claims against the Shareholders, the Basket shall not apply, but the Cap shall apply except for claims under which the plaintiff can establish personal liability on the part of any Shareholder.  The Basket shall apply to claims arising under Section 11.3.

(b)           All indemnification payments from Shareholders as a group to Buyer pursuant to this Article 11 shall be in the proportions set forth on Schedule 11.5.

(c)           Notwithstanding anything herein to the contrary, with respect to the claims described on Schedule 3.25(d), except for the accusation of infringement by Procter & Gamble (for which Buyer Indemnified Parties will be indemnified without qualification), the Basket shall not apply, provided that Buyer shall pay up to the first $50,000 of the aggregate costs associated with the defense of such matters.  In connection therewith, the parties agree that the provisions of Section 11.8 shall govern  with respect to such matters.

11.6.       Limitations on Amount — Buyer.  Buyer will have no liability (for indemnification or otherwise) with respect to claims  under Section 11.4(a) until the total of all Damages with respect to such matters exceeds the Basket, in which case Buyer shall be liable for the amount of all Damages from the first dollar thereof up to a maximum equal to the Cap.  However, this Section 11.6 will not apply to claims under Section 11.4(b) through (f) or matters arising in respect of Section 4.4 or to any breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such breaches.  The Basket will not apply to claims under Section 11.4(g).

11.7.       Time Limitations.

(a)           If the Closing occurs, Seller and Shareholders will have liability (for indemnification or otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles 10 and 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.9, 3.14, 3.16, 3.22, 3.29 or 3.30, as to which a claim may be made at any time), only if on or before the second anniversary of the Closing Date, Buyer notifies Seller or Shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.  Notwithstanding anything herein to the contrary, a claim under Section 11.2(f) or 11.2(j) may be made at any time.

(b)           If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Article 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than that set forth in Section 4.4, as to which a claim may be made at any time), only if on or before the second anniversary of the Closing Date, Seller or Shareholders notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Shareholders.

11.8.       Third-Party Claims.

(a)           Promptly after receipt by a Person entitled to indemnity under Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third–Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)           If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense and settlement of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense, including settlement, of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnifying Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within thirty days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)           Notwithstanding the provisions of Section 13.4, Seller and each Shareholder hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Shareholders with respect to such a claim anywhere in the world.

(e)           With respect to any Third-Party Claim subject to indemnification under this Article 11:  (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.  The party requesting assistance hereunder shall be responsible for the out-of-pocket expenses of the other party.

(f)            With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that:  (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work–product privilege.

11.9.       Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

12.          CONFIDENTIALITY.

12.1.       Definition of Confidential Information.

(a)           As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller, Buyer or Shareholders that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Shareholders, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)            all information that is a trade secret under applicable trade secret or other law;

(ii)           all information concerning product specifications, data, know–how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures;

(iii)          all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)          all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)           Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law.  If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition.  In the case of trade secrets, each of Buyer, Seller and Shareholders hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2.       Restricted Use of Confidential Information.

(a)           Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or Shareholders (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”).  Each of Buyer and Seller and Shareholders shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Shareholders, as the case may be, of the obligations of this Article 12 with respect to such information.  Each of Buyer, Seller and Shareholders shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)           Unless and until this Agreement is terminated, Seller and each Shareholder shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Shareholders of the type referred to in Sections 12.1(a)(i),

(ii) and (iii), whether or not disclosed to Buyer) of the Seller or Shareholders relating to any of the Assets or the Assumed Liabilities.  Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the ordinary course of business in connection with the transactions permitted by Section 5.2.

(c)           From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller or Shareholders relating to any of the Assets or the Assumed Liabilities.

12.3.       Exceptions.  Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or any other agreements that pertain to confidentiality executed by the Buyer, Seller, the Shareholders or any of the Related Parties of each, by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.  Neither Seller nor either Shareholder shall disclose any Confidential Information of Seller or Shareholders relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4.       Legal Proceedings.  If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12.  In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.  The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

12.5.       Return or Destruction of Confidential Information.  If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6.       Attorney-Client Privilege.  The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges.  No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13.          GENERAL PROVISIONS.

13.1.       Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  Seller will pay all amounts payable to the Title Insurer in respect of the Title Commitments, copies of exceptions and the Title Policy, including premiums (including premiums for endorsements) and search fees.  Buyer will pay the HSR Act filing fee.  Buyer will pay the fees and expenses of conducting the Phase I environmental assessment described in Section 7.9 hereof.  Buyer will pay one-half and Seller will pay one-half of any fees and expenses incurred in connection with any further environmental review, assessment or report deemed necessary, appropriate or desirable in the sole discretion of Buyer.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

13.2.       Public Announcements.  Except as required by law, Buyer will not make any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions prior to Closing, and Buyer agrees to show any such announcement to Seller prior to its publication.  Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Shareholders nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or Shareholders has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or Shareholders, that any Confidential Information of Buyer has been disclosed to Seller, Shareholders or their Representatives or that Seller, Shareholders or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement).  Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3.       Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement may be given by counsel, shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Seller/Shareholders (before the Closing):

Sassy, Inc.
2101 Waukegan Rd., Suite 203
Bannockburn, Illinois 60015
Attention: Fritz Hirsch
Fax no.: (847)267-0210

with a mandatory copy to:

Vedder, Price, Kaufman & Kammholz
222 N. LaSalle Street, Suite 2400
Chicago, Illinois 60601
Attention: Guy E. Snyder
Fax no.: (312) 609-5005

Seller (after the Closing):
c/o Vedder, Price, Kaufman & Kammholz
222 N. LaSalle Street, Suite 2400
Chicago, Illinois 60601
Attention: Guy E. Snyder
Fax no.: (312) 609-5005

Shareholders (after Closing):
Robert B, Kaplan
357 County Road 58
Ten Sleep, Wyoming 82442
Fax no.: (307) 366-2341

Fritz Hirsch
Sassy, Inc.
2101 Waukegan Rd, Suite 203
Bannockburn, Illinois 60015
Fax no.: (847)267-0210

Homer Douglas
2305 Brenton Industrial Park Dr., SE
Kentwood, Michigan 49508
Fax: (616) 243-1042

Stephen L. Rotblatt
Sassy, Inc.
2101 Waukegan Rd, Suite 203
Bannockburn, Illinois 60015
Fax no.: (847)267-0210

with a mandatory copy to:
Vedder, Price, Kaufman & Kammholz
222 N. LaSalle Street, Suite 2400
Chicago, Illinois 60601
Attention: Guy E. Snyder
Fax no.: (312) 609-5005

Buyer: c/o Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, NJ 07436
Attention: Chief Operating Officer
Fax no.: 201-405-2579

with a mandatory copy to: Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, NJ 07436
Attention: General Counsel
Fax no.: 201-405-7377

and

Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Joel Greenberg, Esq.
Fax no.: 212-836-7149

13.4.       Jurisdiction; Service of Process.  Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

13.5.       Enforcement of Agreement.

(a)           Seller and Shareholders acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller or Shareholders could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(b)           Buyer acknowledges and agrees that Seller and Shareholders would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Buyer could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Seller or Shareholders may be entitled, at law or in equity, such parties shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking

13.6.       Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7.       Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the schedules hereto, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8.       Schedules.

(a)           The information in the schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholders as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the schedules (other than an exception expressly set forth as such in such schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)           The statements in the schedules hereto, and those in any supplement to such schedules, relate only to the provisions in the Section of this Agreement to which they expressly relate (and also to those provisions to which their relevance is manifest on its face) and not to any other provision in this Agreement.

13.9.       Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement or the Guarantee without the prior written consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer without the consent of any party, provided, however, that no such assignment shall relieve the Buyer of its obligations hereunder (or RB of its obligations under the Guarantee).  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement (including the Guarantee), except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

13.10.     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11.     Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.

13.12.     Governing Law.  This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

13.13.     Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13.14.     Shareholder Obligations.  Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholders each severally undertake to cause Seller to take or not take such action, as the case may be.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RBSACQ, INC.		Shareholders:

By:	/s/ Thomas Bowles
ROBERT KAPLAN

SASSY, INC.
FRITZ HIRSCH
By:

STEVE ROTBLATT

HOMER DOUGLAS

GUARANTEE

The undersigned, Russ Berrie and Company, Inc., hereby guarantees the payment of (i) the Cash Consideration to Seller in accordance with the terms and provisions hereof, as adjusted pursuant to the terms hereof; (ii) any payments required under Exhibits 8.3(b)(i) or (b)(ii); (iii) any payments required under the Employment Agreements; (iv) Liabilities described in Section 2.4 (a)(i); (v) amounts required to maintain the insurance policies set forth in Schedule 7.4(c) until the third anniversary of the Closing Date and fulfill the covenant set forth in Section 10.12 and (vi) amounts required under Section 11.4(g).  This guarantee is of payment and not performance.

Dated: July 26, 2002	RUSS BERRIE AND COMPANY, INC.

	By:	/s/ Thomas Bowles
Name: Thomas Bowles
Title: COO

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RBSACQ, INC.	Shareholders:

By:	/s/ Robert Kaplan
ROBERT KAPLAN

SASSY, INC.
FRITZ HIRSCH
By:

STEVE ROTBLATT

HOMER DOUGLAS

GUARANTEE

The undersigned, Russ Berrie and Company, Inc., hereby guarantees the payment of (i) the Cash Consideration to Seller in accordance with the terms and provisions hereof, as adjusted pursuant to the terms hereof; (ii) any payments required under Exhibits 8.3(b)(i) or (b)(ii); (iii) any payments required under the Employment Agreements; (iv) Liabilities described in Section 2.4 (a)(i); (v) amounts required to maintain the insurance policies set forth in Schedule 7.4(c) until the third anniversary of the Closing Date and fulfill the covenant set forth in Section 10.12 and (vi) amounts required under Section 11.4(g).  This guarantee is of payment and not performance.

Dated: , 2002	RUSS BERRIE AND COMPANY, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RBSACQ, INC.		Shareholders:

By:
ROBERT KAPLAN

SASSY, INC.		/s/ Fritz Hirsch
FRITZ HIRSCH
By:	/s/ Fritz Hirsch
/s/ Steve Rotblatt
STEVE ROTBLATT

HOMER DOUGLAS

GUARANTEE

The undersigned, Russ Berrie and Company, Inc., hereby guarantees the payment of (i) the Cash Consideration to Seller in accordance with the terms and provisions hereof, as adjusted pursuant to the terms hereof; (ii) any payments required under Exhibits 8.3(b)(i) or (b)(ii); (iii) any payments required under the Employment Agreements; (iv) Liabilities described in Section 2.4 (a)(i); (v) amounts required to maintain the insurance policies set forth in Schedule 7.4(c) until the third anniversary of the Closing Date and fulfill the covenant set forth in Section 10.12 and (vi) amounts required under Section 11.4(g).  This guarantee is of payment and not performance.

Dated: , 2002	RUSS BERRIE AND COMPANY, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RBSACQ, INC.	Shareholders:

By:
ROBERT KAPLAN

SASSY, INC.
FRITZ HIRSCH
By:

STEVE ROTBLATT

/s/ Homer Douglas
HOMER DOUGLAS

GUARANTEE

The undersigned, Russ Berrie and Company, Inc., hereby guarantees the payment of (i) the Cash Consideration to Seller in accordance with the terms and provisions hereof, as adjusted pursuant to the terms hereof; (ii) any payments required under Exhibits 8.3(b)(i) or (b)(ii); (iii) any payments required under the Employment Agreements; (iv) Liabilities described in Section 2.4 (a)(i); (v) amounts required to maintain the insurance policies set forth in Schedule 7.4(c) until the third anniversary of the Closing Date and fulfill the covenant set forth in Section 10.12 and (vi) amounts required under Section 11.4(g).  This guarantee is of payment and not performance.

Dated: , 2002	RUSS BERRIE AND COMPANY, INC.

By:
Name:
Title: